Exhibit 99.1

Span-America Reports Results for Third Quarter of Fiscal 2010

GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2010--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported net sales of $13.2 million and net income of $945,000, or $0.33 per diluted share, for the third quarter ended July 3, 2010. For the first nine months of fiscal 2010, Span-America reported net sales of $38.6 million and net income of $3.3 million, or $1.17 per diluted share.

“Span-America’s third quarter results were below last year due to lower sales in both our medical and custom products segments,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Our medical sales were down primarily due to weak demand for therapeutic support surfaces from medical customers who have delayed capital goods purchases or reduced order sizes. However, the decrease in therapeutic support surface sales was partly offset by sales increases in our other medical product lines. Sales in our custom products segment were also down from last year’s third quarter due to a market test program for certain consumer products that was not repeated this year.

“We believe our fourth quarter’s results will show progress in sales and net income compared with the third quarter due to expected higher sales in the custom products segment, seasonal strength in the medical business and benefits from manufacturing process improvements made over the past year. We remain optimistic about Span-America’s outlook based on our positive view of the longer-term prospects in the medical business, continued innovation with new products and recent growth in our industrial business, which has typically been a leading indicator for our company,” said Mr. Ferguson.

Third Quarter Results

Sales for the third quarter of fiscal 2010 declined by 8% to $13.2 million compared with $14.3 million in the third quarter of last year. The decrease in third quarter sales was due to lower volume in both the medical and custom products segments. The majority of the decline occurred in the consumer product lines, which are part of the custom products business. Consumer sales were down by 19% to $3.6 million compared with $4.4 million in the third quarter last year. The unfavorable comparison in consumer sales was due entirely to a market test program with a warehouse club that increased sales in the third quarter last year and was not repeated in the third quarter this year. Excluding the effect of last year’s market test program, consumer sales would have increased in the third quarter this year.

Within the custom products segment, the decrease in consumer sales was partially offset by higher sales of industrial products that were up 12% to $837,000 compared with $745,000 in the third quarter of last year. The third quarter industrial sales growth was broad-based, coming from customers in the automotive, water sports and packaging markets. Our industrial sales performance also came from a healthy combination of new and existing customers. The company’s industrial sales generally follow regional manufacturing activity, and it is encouraging that industrial sales volume has improved each quarter this fiscal year.

Medical sales were $8.7 million in the third quarter of fiscal 2010, down 5% compared with $9.1 million in the third quarter last year. The majority of the decline in medical segment sales was related to lower volume in the therapeutic support surface product lines.

“Sales of therapeutic support surfaces continue to mirror the weak economy and were down 13% compared with the third quarter of last year,” continued Mr. Ferguson. “Customers remain conservative in purchasing capital-type goods, such as therapeutic support surfaces, compared with consumable products. This has affected our sales to the long-term care and home care markets where some customers have postponed purchases or reduced order sizes. We believe this is due to economic pressures facing our customers over the short-term and should result in higher future demand as customers eventually replace and upgrade therapeutic support surfaces in their facilities.”

The decline in support surface sales was partly offset by growth from the other medical product lines, mainly in the acute care market. Sales of patient positioners increased 19% during the third quarter. Sales of the Risk Manager bedside safety mat also grew by 19%. Mattress overlays were up 16%, Selan® skin care products increased 5% and seating products increased 1%.

“Sales to the long-term care and home care markets remain soft,” noted Mr. Ferguson. “We believe this is due to uncertainty about near-term business conditions combined with customer concerns about Medicare’s competitive bidding program and potential reimbursement rate cuts. These are important parts of our healthcare delivery system, and we believe the long-term outlook for our medical business remains positive.”

The company’s gross margin increased to 35.8% in the third quarter this year compared with 34.9% last year due to a shift in total sales mix toward the higher margin medical business. However, the gross profit level declined 6% to $4.7 million in the third quarter this year compared with $5.0 million in the third quarter last year mainly because of lower sales volume.

Operating income declined 21% to $1.4 million from $1.7 million in the year-ago quarter because of the lower gross profit level and an increase in administrative expenses. Administrative expenses rose compared with the third quarter of last year due to a decline in the cash value of life insurance during the 2010 third quarter. The cash value decreased by $71,000 in the third quarter this year compared with a $68,000 increase in the third quarter last year. The $139,000 swing in cash value was the primary factor in administrative expenses rising 16% compared with the prior year’s third quarter. Excluding the effect of the changes in cash value for both quarters, administrative expenses would have declined by 2% in the third quarter this year.

Research and development costs declined 21% during the third quarter to $201,000. The decrease was due to lower R&D expenses on several medical development projects as they neared completion. R&D expenses are expected to fluctuate from quarter to quarter, depending on the timing and progress of various product development programs.

Net income for the third quarter declined 17% to $945,000, or $0.33 per diluted share, compared with $1.1 million, or $0.41 per diluted share, in the third quarter of 2009. The decline in third quarter net income was due to lower sales volume, a less profitable sales mix within the consumer product lines and higher administrative expenses.

Year-to-Date Results

For the first nine months of fiscal 2010, net sales declined 6% to $38.6 million compared with $41.1 million in the same period last year because of lower order volume in both the medical and custom products segments.

Medical sales were $26.9 million for the first nine months of fiscal 2010, down 5% compared with $28.3 million in the first nine months of fiscal 2009. The decline in medical sales was caused by lower volume of therapeutic support surfaces, which decreased 12% to $16.9 million compared with $19.3 million for the same period last year. Most of the year-to-date decline in sales of therapeutic support surfaces was caused by the prior expiration and subsequent wind down of a private label supply contract as discussed in previous releases. In other medical product lines, sales of seating products were level, patient positioner sales increased by 2%, mattress overlays were up 8%, Selan skin care sales increased 14% and sales of the Risk Manager bedside safety mat (first introduced in fiscal year 2009) increased 102% through the first three quarters of fiscal 2010.

Sales in the custom products segment declined 9% to $11.7 million in the first nine months of fiscal 2010 compared with $12.8 million for the same period last year. Consumer sales decreased 11% to $9.4 million compared with $10.6 million because the market test program in the third quarter last year was not repeated this year. Industrial sales rose by 3% for the year-to-date period due to stronger demand in our primary markets of automotive, water sports and packaging.

Net income for the first nine months of fiscal 2010 increased 8% to $3.3 million, or $1.17 per diluted share, compared with $3.1 million, or $1.10 per diluted share, in the same period of fiscal 2009. Year-to-date earnings increased in spite of the sales decline because of lower manufacturing costs combined with reduced selling and administrative expenses.

Outlook for Fiscal 2010

“We expect to report improved operating results in the fourth quarter compared with the third quarter,” stated Mr. Ferguson. “Our fourth quarter usually outperforms the first three quarters based on seasonal sales trends. We believe our consumer sales will grow due to a new program with a large retailer, and our industrial business should benefit from the expanding manufacturing activity in our region. Sales of our proprietary therapeutic support surfaces still appear soft compared with consumable medical products as customers remain cautious about larger capital purchases during this uncertain economy.

“We remain optimistic about building our medical sales in the future based on our continued investments in R&D that complement our strong product lines and expanding medical sales capabilities. We expect to introduce in the fourth quarter the new Custom Care™ line of convertible therapeutic support surfaces along with a new high-end, all-foam support surface targeted primarily at the acute care market. In addition, we believe our investments in improving manufacturing efficiencies will provide increased benefits as we build future sales,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	July 3,	June 27,		July 3,	June 27,
	2010	2009	% Chg	2010	2009	% Chg

Net sales	$13,161,929	$14,327,206	-8%	$38,551,516	$41,095,924	-6%
Cost of goods sold	8,451,604	9,323,297	-9%	24,046,448	26,627,606	-10%
Gross profit	4,710,325	5,003,909	-6%	14,505,068	14,468,318	0%
	35.8%	34.9%		37.6%	35.2%

Selling and marketing expenses	2,246,674	2,248,356	0%	6,520,811	6,597,184	-1%
Research and development expenses	201,306	253,490	-21%	717,291	607,672	18%
General and administrative expenses	876,509	754,177	16%	2,366,268	2,571,445	-8%
	3,324,489	3,256,023	2%	9,604,370	9,776,301	-2%

Operating income	1,385,836	1,747,886	-21%	4,900,698	4,692,017	4%
	10.5%	12.2%		12.7%	11.4%

Non-operating income (expense):
Investment income and other	25,439	3,939	546%	47,658	7,621	525%
Interest (expense)	-	-	n/a	-	(4,174)	100%
Net non-operating income	25,439	3,939	546%	47,658	3,447	1283%

Income from continuing operations before income taxes	1,411,275	1,751,825	-19%	4,948,356	4,695,464	5%
Income taxes on continuing operations	466,000	596,000	-22%	1,633,000	1,596,000	2%
Income from continuing operations	945,275	1,155,825	-18%	3,315,356	3,099,464	7%
	7.2%	8.1%		8.6%	7.5%

(Loss) from discontinued operations, net of income taxes	-	(19,157)	100%	-	(20,622)	100%

Net income	$945,275	$1,136,668	-17%	$3,315,356	$3,078,842	8%

Income from continuing operations per common share:
Basic	$0.34	$0.42	-19%	$1.21	$1.13	7%
Diluted	0.33	0.41	-20%	1.17	1.11	5%

(Loss) from discontinued operations per common share:
Basic	$-	$(0.01)	100%	$-	$(0.01)	100%
Diluted	-	n/a	n/a	-	n/a	n/a

Net income per common share:
Basic	$0.34	$0.42	-17%	$1.21	$1.13	8%
Diluted	0.33	0.41	-18%	1.17	1.10	6%

Dividends per common share (1)	$1.10	$0.09	1122%	$1.30	$0.27	381%

Weighted average shares outstanding:
Basic	2,746,268	2,727,860	1%	2,731,087	2,734,463	0%
Diluted	2,853,176	2,802,385	2%	2,842,357	2,802,648	1%

Supplemental Data
Depreciation expense included in continuing operations	$189,688	$194,130	-2%	$561,286	$565,656	-1%
Amortization expense included in continuing operations	17,258	20,581	-16%	53,861	62,701	-14%

(1) Dividends per common share include a special dividend of $1.00 per share paid on June 4, 2010.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	July 3,	Oct. 3,
	2010	2009
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$768,018	$1,263,944
Securities available for sale	2,701,588	3,703,839
Accounts receivable, net of allowances	6,842,388	6,305,430
Inventories	4,093,326	3,909,318
Deferred income taxes	997,000	997,000
Prepaid expenses	257,985	101,835
Total current assets	15,660,305	16,281,366

Property and equipment, net	5,762,755	6,158,977
Goodwill	1,924,131	1,924,131
Other assets	2,391,929	2,470,077
	$25,739,120	$26,834,551

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,115,934	$1,679,822
Accrued and sundry liabilities	2,412,300	3,743,968
Total current liabilities	4,528,234	5,423,790

Deferred income taxes	129,000	129,000
Deferred compensation	672,795	708,421
Total long-term liabilities	801,795	837,421

Total liabilities	5,330,029	6,261,211

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,748,206 (July 3, 2010) and 2,712,310 (Oct. 3, 2009)	870,739	792,466
Additional paid-in capital	641,653	619,460
Retained earnings	18,896,699	19,161,414
Total shareholders' equity	20,409,091	20,573,340

	$25,739,120	$26,834,551

Note: The balance sheet at October 3, 2009 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, President and Chief Executive Officer
864-288-8877, ext. 6912